 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2011

Signet International Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-51185	16-1732674
(State of incorporation)	(Commission File Number)	(IRS Employer ID Number)

205 Worth Avenue, Suite 316, Palm Beach, Florida 33480
(Address of principal executive offices)

(561) 832-2000
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Signet International Holdings, Inc. (OTCBB: SIGN) announced today that Eugene Nemirovskiy has joined the company organization as Vice President/CSO.

"I am pleased Eugene has joined us to head our R&D division at this juncture for Signet as we prepare to lead the technology and entertainment industries into an era of true visual multi-dimensionality.   Our 3-D volumetric applications, as developed by Eugene, will transform the way all visual media is seen, used and enjoyed in the future," said Ernest Letiziano, Signet’s CEO.

Mr. Nemirovskiy is the author of a number of worldwide-patented inventions, two discoveries in optics and one discovery in mathematics. His discoveries are patented in 42 countries, including the United States.  He has the most complete 3-D imaging patent in the world.  Nemirovskiy recently invented single lens 3-D and 4-D digital cameras and a 4-D digital real time display for TV screens and soon to be released a 4-D volumetric attachment for computer monitors. Soon afterward, the company will introduce his Motion Picture technology to the industry. The Nemirovskiy products are trademarked under the name “SeproSight.”

 “Adding Eugene’srecognized caliber of talent to our effortsensures Signet worldwide attention in visual technology.” adds Letiziano. “To our knowledge, there is no one in the world who has reached such accomplishments in Physics as Mr. Nemirovskiy; we are fortunate to be in the unique position to become a world leader in developing and delivering such amazing technology.”

“I am excited about this remarkable opportunity at Signet," said Mr. Nemirovskiy. "I am especially looking forward to assembling a world class team, capable of rapidly bringing our new exclusive “no glasses needed” true 4-D Volumetric products to the market.  I believe these products, which will work on all existing digital displays, will have histrionic influence on the world of visual technology and make SeproSight™ a household name. "

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description
99.1	Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Signet International Holdings, Inc.

Dated: October 26, 2011	By: /s/ Ernest W. Letiziano
Ernest W. Letiziano
President, Chief Executive Officer,
Chief Financial Officer and Director